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                           Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-96756) and related Prospectus and Prospectus Supplement of Evans Withycombe Residential, Inc. for the issuance of up to 2,070,000 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated financial statements and schedule of Evans Withycombe, Residential, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP
                                            ERNST & YOUNG LLP
February 7, 1997